SHARE PURCHASE AGREEMENT




                                     BETWEEN

                              9066-8609 QUEBEC INC.

                                     - and -

                               MR. PHILIP STANIMIR

                                     - and -

                               141982 CANADA INC.

                                     - and -

                             VICTORIA PRECISION INC.


                           Dated as of: June 16, 1999.



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                                TABLE OF CONTENTS

ARTICLE I-INTERPRETATION

           1.1  Defined Terms ..............................................  1
           1.2  Currency ...................................................  5
           1.3  Sections and Headings ......................................  5
           1.4  Number, Gender and Persons .................................  6
           1.5  Accounting Principles ......................................  6
           1.6  Entire Agreement ...........................................  6
           1.7  Time of Essence ............................................  6
           1.8  Applicable Law .............................................  6
           1.9  Severability ...............................................  6
           1.10 Successors and Assigns .....................................  6
           1.11 Amendments and Waivers .....................................  6
           1.12 Schedules ..................................................  7

ARTICLE II-PURCHASE AND SALE OF PURCHASED SHARES

           2.1  Purchase and Sale ..........................................  7
           2.2  Purchase Price .............................................  8

ARTICLE III-REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND
         CORPORATION

           3.1  Organization ...............................................  8
           3.2  Authorization ..............................................  9
           3.3  No Other Agreements to Purchase ............................  9
           3.4  Authorized and Issued Capital ..............................  9
           3.5  Options ....................................................  9
           3.6  Ownership of Purchased Shares ..............................  9
           3.7  Subsidiaries ............................................... 10
           3.8  No Violation ............................................... 10
           3.9  Business of the Corporation ................................ 11
           3.10 Title to Movable Property .................................. 11
           3.11 Immovable Property Matters ................................. 11
           3.12 Immovable Property Matters ................................. 11
           3.13 Leased Property ............................................ 13
           3.14 Inventories ................................................ 13
           3.15 Accounts Receivable ........................................ 13
           3.16 Intellectual Property ...................................... 13
           3.17 Insurance .................................................. 14
           3.18 No Expropriation ........................................... 14
           3.19 Agreements and Commitments ................................. 14
           3.20 Compliance with Laws; Governmental Authorization ........... 16
           3.22 Audited Financial Statements ............................... 17
           3.23 Books and Records; Undisclosed Liabilities ................. 17
           3.24 Absence of Changes ......................................... 18
           3.25 Taxes ...................................................... 19
           3.26 Litigation ................................................. 21
           3.27 Residency .................................................. 21

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           3.28 GST and Quebec Sales Tax Registration ...................... 21
           3.29 Accounts and Attorneys ..................................... 21
           3.30 Directors and Officers ..................................... 21
           3.31 Dividends .................................................. 21
           3.32 Non-Arm's Length Transactions .............................. 22
           3.33 Environmental .............................................. 22
           3.34 Employee Plans ............................................. 23
           3.35 Collective Labour Agreements ............................... 24
           3.36 Employees .................................................. 25
           3.37 Employee Accruals .......................................... 25
           3.38 Customers and Suppliers; Payables .......................... 25
           3.39 Product Warranties ......................................... 26
           3.40 No Predecessors ............................................ 26

ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           4.1  Organization ............................................... 26
           4.2  No Violation ............................................... 26
           4.3  Authorization .............................................. 27
           4.4  Consents and Approvals ..................................... 27

ARTICLE V-SURVIVAL OF REPRESENTATIONS AND WARRANTS

           5.1  Survival of Representations and Warranties of
                the Vendor and the Corporation ............................. 27
           5.2  Expiration of the Representations and Warranties
                of the Purchaser ........................................... 28

ARTICLE VI-COVENANTS

           6.1  Access to the Corporation .................................. 28
           6.2  Delivery of Books and Records .............................. 30
           6.3  Use of Name ................................................ 30
           6.4  Conduct Prior to Closing ................................... 30
           6.5  Delivery of Documents ...................................... 31
           6.6  Delivery of 141982's and Corporation's Corporate
                and Closing Documentation .................................. 32
           6.7  Delivery of Purchaser's Closing Documentation .............. 32

ARTICLE VII-CONDITIONS OF CLOSING

           7.1  Conditions of Closing in Favor of the Purchaser ............ 32
                Representations and Warranties
                Covenants
                Contractual Consents
                No Action or Proceeding
                Legal Matters
                Non-Competition Agreement
                Legal Opinion
                Directors and Officers
                Release by Vendor, Directors and Officers

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                Financing
                Net Income and Shareholders Equity
                Title Opinion and Survey
                Inspection Report
                Environmental Report
                Disclosure Schedules

           7.2  Conditions of Closing in Favor of the Vendor ............... 35
                Representations and Warranties
                Covenants
                No Action or Proceeding
                Legal Matters
                Legal Opinion
                Employment Agreement
                Direction for Payment
                Indemnification

ARTICLE VIII-CLOSING ARRANGEMENTS

           8.1  Place of Closing ........................................... 36
           8.2  Transfer and Payment ....................................... 36
           8.3  Further Assurances ......................................... 37
           8.4  Closing Financial Statements ............................... 37
           8.5  Repayment of Shareholder Advance ........................... 37

ARTICLE IX-INDEMNIFICATION

           9.1  Indemnification by Vendor .................................. 37
           9.2  Indemnification by the Purchaser ........................... 38
           9.3  Notice of Claim ............................................ 39
           9.4  Direct Claims .............................................. 39
           9.5  Third Party Claims ......................................... 39
           9.6  Settlement of Third Party Claims ........................... 40
           9.7  Co-operation ............................................... 40
           9.8  Exclusivity ................................................ 41

ARTICLE X-MISCELLANEOUS

          10.1  Confidentiality of Information ............................. 41
          10.2  Notices .................................................... 41
          10.3  Commissions ................................................ 42
          10.4  Consultation ............................................... 43
          10.5  Disclosure ................................................. 43
          10.7  Assignment by Purchaser .................................... 43
          10.8  Best Efforts ............................................... 43
          10.9  Counterparts ............................................... 43
          10.10 Limitations and Disclaimer ................................. 44
          10.11 Language ................................................... 44
          10.12 Execution by Fax ........................................... 44


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                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement made as of June __, 1999, between:

         141982 Canada Inc., a corporation incorporated under the laws of Canada ("141982") and Mr. Philip Stanimir ("Stanimir") (141982 and Stanimir are hereinafter jointly referred to as the "Vendor");

                                     - and -

         9066-8609 Quebec Inc., a corporation incorporated under the laws of the Province of Quebec (hereinafter called the "Purchaser");

                                     - and -

         Victoria Precision Inc., a corporation incorporated under the laws of the Province of Quebec (hereinafter called the "Corporation").

This Agreement witnesses that in consideration of the respective covenants, agreements, representations, warranties and indemnities contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:


ARTICLE I-INTERPRETATION

1.1 DEFINED TERMS. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings specified or referred to below and grammatical variations of those terms shall have corresponding meanings:

(a) "Act" means the Canada Business Corporations Act as in effect on the date hereof;

(b) "Affiliate" has the meaning attributed to that term in the Act;

(c) "Agreement" means this Share Purchase Agreement and all amendments hereto made by written agreement between the parties hereto; "herein" and similar expressions mean and refer to this Agreement and not to any particular Article, section, subsection or Schedule of this Agreement;

(d) "Associate" has the meaning attributed to that term in the Act;

(e) "Audited Financial Statements" means the audited consolidated financial statements of the Corporation as at

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         and for the fiscal year ended July 31, 1998, with comparative figures for July 31, 1997, including the notes thereto and the report of the Corporation's auditors thereon, a copy of which has been delivered and is annexed hereto as Schedule 1.1(e);

(f) "Business" means the business currently and heretofore carried on by the Corporation consisting of manufacturing, selling and distributing bicycles and tricycles, and bicycle parts and accessories, and of tools and dies;

(g) "Business Day" means any day (other than a Saturday or a Sunday) on which the main branch of Royal Bank of Canada in Montreal, Quebec, is open for business;

(h) "Claim" means any claim, proceeding or other matter for which the Indemnifying Party has agreed to indemnify the Indemnified Party pursuant to this Agreement;

(i) "Closing Balance Sheet" means an unaudited consolidated balance sheet for the Corporation as of the close of business on the Closing Date;

(j) "Closing Cash Flow Statement" means an unaudited consolidated statement of cash flows for the Corporation for the period from July 31, 1998, to the Closing Date;

(k) "Closing Certificates" means the certificates to be delivered pursuant to subsection 7.1(a);

(l) "Closing Date" means June __, 1999, or any other date as may be mutually agreed upon by the Vendor and the Purchaser;

(m) "Closing Financial Statements" means the Closing Balance Sheet, the Closing Income Statement and the Closing Cash Flow Statement;

(n) "Closing Income Statement" means an unaudited consolidated income statement for the Corporation for the period from July 31, 1998, to the Closing Date;

(o) "Common Shares" means the common shares in the capital of the Corporation;

(p) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(q)      "Direct Claim" means a Claim that is not a Third Party Claim;

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(r)      "Employee Plans" means each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by the Corporation for the benefit of employees or former employees of the Corporation;

(s) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(t) "Environmental Laws" means any federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws, regulations, and orders, as well as legally binding directives, policies, guidelines, manuals and decisions relating to protection of the environment enacted, issued, published or rendered by any federal, provincial, state, municipal or local government, government agency, ministry, department or administrative or regulatory agency, minister, deputy, governor, council, administrator, court, administrative court, tribunal, board, committee, commission or other person or entity who by law or regulation is or purports to be empowered to make a determination of the foregoing, including but not limited to what constitutes a Hazardous Substance or how a person is to protect the environment, occupational health and safety, or engage in the manufacture, processing, distribution, label, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances;

(u) "Environmental Permits" means any Licenses under Environmental Laws required for the operation of the Business;

(v)      "ETA" means the Excise Tax Act (Canada), as amended from time to time;

(w) "GST" means any and all taxes payable under PART IX of the ETA or under any provincial legislation similar to Part IX of the ETA;

(x) "Hazardous Material" means hazardous material or hazardous waste within the meaning of the Environmental Quality Act (Quebec) and the regulations thereunder;

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(y)      "Hazardous Substances" means any substance, pollutant, contaminant, solid, liquid or gaseous matter, chemical, industrial, toxic or hazardous waste or substance, petroleum or petroleum derived substance, micro-organism, radiation, ray, energy, vibration, sound, organic or inorganic matter, or transient reaction intermediate, which alone or in combination is considered hazardous, hazardous waste, toxic or pollutant, a deleterious substance, a contaminant or source of pollution or contamination under applicable Environmental Laws (including without limitation asbestos, PCB's and chlorinated solvents);

(z) "Immovable Property" means all immovable property owned by the Corporation;

(aa) "Indemnified Party" means the party entitled to indemnity pursuant to this Agreement;

(bb) "Indemnifying Party" means the party obligated to provide indemnity pursuant to this Agreement;

(cc) "Intellectual Property" means trade marks, trade names, business names, patents, inventions, know-how, technology, copyrights, service marks, brand names, industrial designs and any other industrial or intellectual property owned or used by the Corporation in carrying on the Business and any applications or registrations of the foregoing, and any goodwill connected therewith, including, without limitation, all licenses, marketing agreements, and all like rights used by or granted to the Corporation in connection with the Business and any right to register or otherwise apply for the protection on any of the foregoing;

(dd) "Laws" means laws, statutes, ordinances, by-laws, regulations and rules;

(ee) "Leased Property" means all immovable property leased by the Corporation;

(dd) "Leases" means the leases pursuant to which the Corporation has leased the Leased Property;

(ee) "Liabilities" means liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether contractual, extra- contractual or statutory;

(ff) "Licenses" means all governmental and regulatory licenses, permits, approvals, consents, certificates, registrations and authorizations;

                                       -4-
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(gg)     "Losses" in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements), interest, penalties and amounts paid in settlement, arising directly or indirectly as a consequence of that matter;

(hh) "Preferred Shares" means the preferred shares in the capital of the Corporation;

(ii) "Purchase Price" means purchase price payable by the Purchaser to the Vendor for the Purchased Shares;

(jj) "Purchased Shares" means all but not less than all the issued and outstanding Common Shares and Preferred Shares;

(kk) "Release" means any spill, leak, discharge, disposal, dumping, pumping, pouring, emptying, igniting, injection, leaching, or allowing to escape of any Hazardous Substance;

(ll) "Shareholder Advance" means the advance made by 141982 to the Corporation in the principal amount of $5,350,000, plus a portion, equal to $200,000, of the interest accrued thereon;

(mm) "Tax Act" means the Income Tax Act (Canada) as amended from time to time;

(nn)     "Third Party" means the person asserting a Third Party Claim;

(oo) "Third Party Claim" means a Claim that arises as a result of a claim by a person against the Indemnified Party;

(pp) "Time of Closing" means the time at which all of the closing conditions provided for in this Agreement have been met or waived and the Parties are prepared to close pursuant to this Agreement; and

(qq) "Time of Effective Closing" means 11:59 p.m. Eastern Standard Time on the Closing Date.

1.2 CURRENCY. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

1.3 SECTIONS AND HEADINGS. The division of this Agreement into sections and the use of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

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

1.4 NUMBER, GENDER AND PERSONS. In this Agreement, words suggesting the singular number only shall also include the plural and vice versa, words suggesting gender shall include all genders and words suggesting persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5 ACCOUNTING PRINCIPLES. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

1.7 TIME OF ESSENCE. Time shall be of the essence of this Agreement.

1.8 APPLICABLE LAW. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Quebec and the federal laws of Canada applicable therein.

1.9 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, that determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Subject to section 10.7, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.11 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by that party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

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1.12 SCHEDULES. The following Schedules are, or as the case may be upon acceptance by the Purchase under Section 7.1(o) shall be, attached to and form part of this Agreement:

     Schedule 1.1(e)  -   Audited Financial Statements
     Schedule 3.4     -   Authorized and Issued Capital
     Schedule 3.8     -   No Violation
     Schedule 3.10    -   Movable Property
     Schedule 3.11    -   Immovable and Leased Property
     Schedule 3.12    -   Immovable Property Matters
     Schedule 3.13    -   Leases
     Schedule 3.14    -   Inventory
     Schedule 3.15    -   Accounts Receivable
     Schedule 3.16    -   Intellectual Property
     Schedule 3.17    -   Insurance Policies
     Schedule 3.19    -   Material Contracts and Consents
     Schedule 3.20    -   Licenses and Permits
     Schedule 3.22    -   Financial Statement Exceptions
     Schedule 3.23    -   Undisclosed Liabilities
     Schedule 3.24    -   Material Changes
     Schedule 3.25    -   Taxes
     Schedule 3.26    -   Litigation
     Schedule 3.29    -   Accounts and Attorneys
     Schedule 3.30    -   Directors and Officers
     Schedule 3.31    -   Dividends
     Schedule 3.32    -   Non-Arms Length Transactions
     Schedule 3.33    -   Environmental Matters
     Schedule 3.34    -   Employee Plans
     Schedule 3.35    -   Collective Bargaining
     Schedule 3.36    -   Employees
     Schedule 3.38(a) -   Major Customers
     Schedule 3.38(b) -   Accounts Payable
     Schedule 3.39    -   Product Warranties
     Schedule 3.40    -   Mergers
     Schedule 7.1(k)  -   Budget for FYE July 31, 1999
     Schedule 7.2(g)  -   Direction for Payment
     Schedule 8.5     -   Escrow Letter

If a matter required to be disclosed in a schedule is adequately disclosed in one schedule, that disclosure need not be repeated in another schedule, provided that all of the information required to be disclosed in all of the sections of this Agreement has been provided with respect to the matter disclosed. To the extent possible, disclosures shall be cross-referenced for clarity.


ARTICLE II-PURCHASE AND SALE OF PURCHASED SHARES

2.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and

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

transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendor the Purchased Shares.

2.2 PURCHASE PRICE. The Purchase Price shall be the sum of $2,000,000, which shall be payable as follows:

(a) $700,000 by wire transfer of immediately available funds to or to the order of the Vendor at the Time of Closing, with the currency of that payment to be selected by the Vendor, and notice of that selection given to Purchaser no less than five (5) Business Days before Closing, and the currency conversion, if any, to be calculated using the average of the exchange rates published in the Wall Street Journal on the 30 Business Days immediately prior to the last day for giving notice under this section.

(b) $1,300,000 in the form of the Promissory Note payable in two installments of $650,000 each, the first installment due six (6) months following the Closing Date, and the second installment due twelve (12) months following the Closing Date. The Promissory Note shall bear interest at the rate of six percent (6%) per annum, to be personally guarantied by Henry Fong and VP Sports, Inc. (the "Guaranty"). The Promissory Note shall provide that in the event that the Purchaser or the Corporation completes an equity offering following the Closing with respect to the Corporation of $2,500,000 or more, then any of the balance remaining due on the Promissory Note shall become payable. Subject to the foregoing, the Promissory Note and the Guaranty shall be in form and substance satisfactory to the parties thereto, acting reasonably.


ARTICLE III-REPRESENTATIONS AND WARRANTIES OF VENDOR AND THE CORPORATION

The Vendor and the Corporation represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares:

3.1 ORGANIZATION. 141982 is a corporation duly incorporated and organized and validly subsisting under the laws of Canada and has the corporate power to own or lease its property, to own the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder. The Corporation is duly incorporated and organized and validly subsisting under the laws of the Province of Quebec and has the corporate power to own or lease its property, to carry on the Business as it is now being conducted by the Corporation, to enter into this Agreement and to perform its obligations hereunder. The Corporation is duly qualified as a corporation to do business in each jurisdiction in which the

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

nature of the Business or the property and assets owned or leased by it makes that qualification necessary to avoid any material disadvantage or liability.

3.2 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by each of the Vendor and the Corporation and is a legal, valid and binding obligation of each of the Vendor and the Corporation, enforceable against the Vendor or the Corporation, as the case may be, by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that specific performance may be granted only in the discretion of a court of competent jurisdiction.

3.3 NO OTHER AGREEMENTS TO PURCHASE. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.

3.4 AUTHORIZED AND ISSUED CAPITAL. The authorized capital of the Corporation consists of an unlimited number of Common Shares, of which 60 Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable, and an unlimited number of Preferred Shares issuable in series, of which 1,839 Series 1 Preferred Shares, 14,200 Series 4 Preferred Shares, and 3,826 Series 5 Preferred Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. Prior to the Closing, the Vendor shall complete the transactions outlined in Schedule 3.4 so that immediately prior to the Closing the issued and outstanding share capital of the Corporation shall consist of the number of Common Shares set forth on Schedule 3.4, all of which shall have been duly issued and are outstanding as fully paid and non-assessable. All of the Common Shares and Preferred Shares have been issued in full compliance with all applicable laws and regulations, and the constating documents of the Corporation. There are no other shares, classes of shares, warrants, options, securities, conversion rights, subscription rights, exchange rights or other rights of any nature issued or outstanding other than those owned by the Vendor identified above.

3.5 OPTIONS. No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation.

3.6 OWNERSHIP OF PURCHASED SHARES. 141982 is the registered and true owner of all of the Purchased Shares, except for 1,839

Series 1 Preferred Shares of which Stanimir is the registered and true owner, and of which, immediately prior to the Closing 1411982 will be the registered and true owner, in each case with good and valid title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement. Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares will be owned by the Purchaser as the registered and true owner, with good and valid title thereto (except for any subsequent ranking Encumbrances that may be granted by the Purchaser).

3.7 SUBSIDIARIES. Except for Victoria Precision Ontario Inc., the Corporation does not own and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, firm or corporation, and the Corporation does not have any agreements to acquire or lease any other business operations.

3.8 NO VIOLATION. Except as set forth in Schedule 3.8, the execution and delivery of this Agreement by the Vendor and the Corporation and the closing of the transaction provided for in this Agreement will not result in either:

(a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or the Corporation under:

         (1) any Contract to which the Vendor or the Corporation is a party or by which any of them is, or either of their properties are, bound;

         (2) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the 141982 or the Corporation;

         (3) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor or the Corporation;

         (4) any License held by the Vendor or the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business; or

         (5)      any applicable Law; or

(b) the creation or imposition of any Encumbrance on any of the Purchased Shares or any of the property or assets of the Corporation.

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

3.9 BUSINESS OF THE CORPORATION. The Business is the only business operation carried on by the Corporation. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business. With the exception of inventory in transit, all the tangible assets of the Corporation are situated at the locations set out in Schedule 3.11.

3.10 TITLE TO MOVABLE PROPERTY. Except as set forth in Schedule 3.10, the movable property and other assets of the Corporation (excluding the Immovable Property, the Leased Property and the Intellectual Property) are owned by the Corporation as the only owner thereof with a good, valid and marketable title thereto, free and clear of all Encumbrances.

3.11 LOCATION OF IMMOVABLE PROPERTY. Schedule 3.11 sets forth a municipal address of all the Immovable Property and Leased Property. The Corporation does not own or lease and has not agreed to acquire or lease any real property or interest in immovable property other than the Immovable Property and the Leased Property. Nothing in this Section 3.11 shall be deemed to be a representation or warranty as to matters with respect to which the Purchaser is to satisfy itself under Section 7.1(l) of this Agreement.

3.12 IMMOVABLE PROPERTY MATTERS. Except as disclosed in Schedule 3.12, with respect to the Immovable Property:

(a) no notice has been received by either the Vendor or the Corporation that asserts that the buildings, structures, improvements or appurtenances (or any equipment therein) on the Immovable Property and Leased Property, or the operation or maintenance thereof, or any provision of any federal, provincial or municipal Law;

(b) no notice had been received by either the Vendor or the Corporation asserting that the Immovable Property, the Leased Property, the current uses thereof and the conduct of the Business currently does not comply in all material respects with all Laws including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety laws;

(c) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Immovable Property, the Leased Property or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, or any insurance company providing insurance to the Corporation, which alteration, repair, improvement or other work has not been completed, and neither the Vendor nor the Corporation knows of any written notification having been given to it of any outstanding work being ordered, directed or requested, other than those that have been complied with;

(d) all accounts for work and services performed and materials placed or furnished upon or in respect of the Immovable Property or the Leased Property at the request or with the permission of the Corporation have been fully paid and satisfied, and no person is entitled to claim a prior claim or lien under the Civil Code of Quebec or similar legislation in other provinces of Canada against the Immovable Property, the Leased Property or any part thereof, other than current accounts for which the payment due date has not yet passed;

(e) there is nothing owing in respect of the Immovable Property or the Leased Property by the Corporation to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts for which the payment due date has not yet passed;

(f) no notice has been given by any federal, provincial, municipal or other competent authority regarding the taking or expropriation (or any proceeding for the taking or expropriation) of any part of the Immovable Property or the Leased Property;

(g) none of the Immovable Property or the Leased Property is currently undergoing any alteration or renovation nor is any alteration or renovation contemplated by the Vendor or Corporation; and

(h) there are no outstanding levies, charges or fees assessed against the Immovable Property or the Leased Property by any public authority (include development or improvement levies, charges or fees) other than current accounts for which the payment due date has not yet passed.

(i) all amounts payable to the City of Montreal, in its capacity as emphyteutic lessor, pursuant to the two emphyteutic leases relating to that portion of the Immovable Property have been paid as of the date hereof, and the Corporation is not in default of any of its other obligations under the emphyteutic leases.

3.13 LEASED PROPERTY. Schedule 3.13 sets out the parties to each of the Leases, their date of execution and expiry data, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 3.13, the Corporation occupies the Leased Property and has the exclusive right to occupy and use the Leased Property, each of the Leases is in good standing and in full force and effect without amendment thereto, and neither the Corporation nor any other party thereto is in breach of any material covenants, conditions or obligations contained therein. The Vendor has provided a true copy of each Lease to the Purchaser.

3.14 INVENTORIES. Except as disclosed in Schedule 3.14, the inventories of the Corporation do not include any items that are slow moving, obsolete, damaged or defective, the value of which will not have been written down on its books of account to the lesser of replacement cost or net realizable market value as reflected in the Audited Financial Statements. The inventory levels of the Corporation have been maintained at the amounts as are required for the operation of the Business as previously conducted, and the inventory levels are adequate for the conduct of the Business as it is currently forecast by Vendor and the Corporation in their business judgment to proceed for this fiscal year, but no representation or warranty is given with respect to the levels being adequate for the purposes of the Purchaser in its conduct of the Business following the Closing.

3.15 ACCOUNTS RECEIVABLE. All accounts receivable, book debts and other debts due or accruing to the Corporation are bona fide and good and, subject to an allowance for doubtful accounts that will be reflected on the books of the Corporation and the Audited Financial Statements, in accordance with generally accepted accounting principles, are collectible without setoff or counterclaim in the ordinary course of business. Schedule 3.15, supplied on June 16, 1999, contains a complete and accurate aged list of all accounts receivable as of June 15, 1999, and there are no accounts on which any invoice has been re-dated, or the time for payment extended by agreement.

3.16 INTELLECTUAL PROPERTY. Attached hereto as Schedule 3.16 is a complete and accurate list of all Intellectual Property. Schedule 3.16 also includes complete and accurate particulars of all registrations or applications for registration of the Intellectual Property. Except as disclosed in Schedule 3.16, the Corporation is entitled to use, either as owner or as licensee, as the case may be, the Intellectual Property, free and clear of any Encumbrances, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Except as disclosed in Schedule 3.16, no person has been granted any interest in or right to use any portion of the Intellectual Property. Neither the Vendor nor the Corporation is aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person by the Corporation. The Vendor and the Corporation have not received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person. Neither the Vendor nor the Corporation has any knowledge of any infringement or violation of the rights of the Corporation in the Intellectual Property. Neither the Vendor nor the Corporation is aware of any facts that casts doubt on the validity or enforceability of any of the Intellectual Property, or of any order or agreement limiting the use of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto, registrations, patent and certificates that comprise or relate to the Intellectual Property.

3.17 INSURANCE. Unless otherwise specified in Schedule 3.17, the Corporation's insurance coverage will be continued in full force and effect to and including the Time of Closing. Schedule 3.17 sets out all insurance policies (specifying the insurer, the type of insurance, the policy number, the amount of the coverage, the amount of any self-insured retention or deductible, and any pending claims thereunder) maintained by the Corporation on its property, assets, business or personnel as of the date hereof. Vendor has provided to Purchaser true and complete copies of the all inspection reports, loss runs, claims listings or claim reports, if any, received from or made to insurance underwriters or others as to the condition of the property and assets of the Corporation, or claims made against the Corporation or its insurers, within the last 5 years. The Corporation is not in material default with respect to any of the provisions contained in any of its insurance policies and has not failed to give any notice or present any claim under any insurance policy in a due and timely fashion. The Vendor has provided to the Purchaser a true copy of each insurance policy referred to in Schedule 3.17. At no time in the last 5 years has the Corporation been denied any insurance coverage or had insurance coverage terminated, or been advised that its insurance rates would be substantially increased, or been required to make material alterations to its properties or business as a condition of retaining insurance coverage. None of the Corporations's insurance policies are subject to retro-active premium adjustments.

3.18 NO EXPROPRIATION. No movable property or asset of the Corporation has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Vendor or the Corporation aware of any intent or proposal to give any notice or commence any such proceeding.

3.19 AGREEMENTS AND COMMITMENTS. Except as described in the Schedule 3.19 to this Agreement, the Corporation is not a party to or bound by any Contract relating to the property, assets,

Business or operations of the Corporation, including, without limiting the generality of the foregoing:

(a) any distributor, sales, advertising, agency or manufacturer's representative Contract;

(b) any collective bargaining agreement or other Contract with any labour union;

(c) any continuing Contract obligating the Corporation to purchase materials, supplies, equipment or services (i) involving more than $10,000 in respect of each Contract, or (ii) which extends beyond June 1998;

(d) any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than those terminable by the employer without cause on reasonable notice (less than 35 days) and without payment of severance, commissions or similar compensation;

(e) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money, the assumption of debt, or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(g)      any commitment for charitable contributions;

(h) any Contract for capital expenditure in excess of $10,000 in the aggregate;

(i) any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Business;

(j) any Contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicle, office furniture, fixture or other movable property;

(k) any confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obliger thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(l) any license, franchise or other Contract or agreement that relates in whole or in part to any Intellectual Property;

(m) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person (except for cheques endorsed for collection in the ordinary course of business);

(n) any Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than the Corporation, more than one year after the date of this Agreement;

(o) any Contract entered into by the Corporation other than in the ordinary course of business;

(p) any Contract between the Corporation and the Vendor, or any Affiliate of the Vendor; or

(q) any Contract which has a material effect on the properties, assets, financial condition, results of operations or business prospects of the Corporation.

The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in material default in respect of, any Contract relating to the property, assets, Business or operations of the Corporation, to which it is a party or by which it is bound. All Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a material default under any of the foregoing Contracts. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described on the Schedules and all amendments thereto. There is no requirement under any Contract relating to the Business or the Corporation to which the Vendor or the Corporation is a party or by which it is bound, requiring the Vendor or the Corporation to give any notice to, or to obtain the consent or approval of, any party to any Contract, relating to either the consummation of the transactions contemplated by this Agreement or effecting the Corporation's ability to continue to conduct the Business as it was previously conducted, except for notifications, consents and approvals described in Schedule 3.19 in the portion of that schedule entitled "Required Consents." Notwithstanding the foregoing, this Section does not apply to agreements regarding title to the Immovable Property.

3.20 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATION. The Corporation has carried on its Business in compliance in all material respects with all applicable Laws, judgments, decrees or orders. Schedule 3.20 sets out a complete and accurate list of all Licenses held by or granted to the Corporation, and there are no other Licenses necessary to carry on the Business or to own or lease any of the property or assets utilized by the Corporation in the Business. Each License is valid, subsisting and in good standing and the Corporation is not in default or breach of any term, condition or requirement (including but not limited to any reporting and labeling requirements) of any License and, to the knowledge of the Vendor and the Corporation, no proceeding is pending or threatened to revoke or limit any License. The Vendor has provided a true and complete copy of each License and all amendments thereto to the Purchaser. There is no requirement to make any filing with, give any notice to or obtain any License as a condition to the lawful consummation of the transactions contemplated by this Agreement. All of the products sold by the Corporation comply in all material respects with all applicable safety standards, labeling requirements and any other legal requirements for products of that type in each of the markets or jurisdictions in which those products have been and are sold by the Corporation. Notwithstanding the foregoing, no representation or warranty is given as to compliance by the Corporation, the Business or its assets with (i) Environmental Laws (except as expressly set forth in Section 3.33), and (ii) Laws relating to the Immovable Property (except as expressly set forth in Section 3.12), (iii) the Investment Canada Act (Canada), (iv) the Competition Act (Canada) or (v) any U.S. anti-trust laws.

3.21 Intentionally omitted

3.22 AUDITED FINANCIAL STATEMENTS. Except as disclosed in Schedule 3.22, the Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, will be correct and complete and will present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as of the respective dates of the Audited Financial Statements and the sales, earnings and results of operations, and cash flows of the Corporation for the respective periods covered by the Audited Financial Statements.

3.23 BOOKS AND RECORDS; UNDISCLOSED LIABILITIES. The books and records of the Corporation fairly and correctly set out and disclose in accordance with generally accepted accounting principles the financial position of the Corporation as at the date thereof and all financial transactions of the Corporation have been accurately recorded in those books and records. The Corporation does not have any Liabilities, except (a) as reflected, reserved against or given effect to in the Audited Financial Statements; (b) as disclosed in Schedule 3.23; or (c) Liabilities incurred in the ordinary course of business since July 31, 1998, which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of the Corporation. To the knowledge of the Vendor and the Corporation, there is no basis for assertion against the Corporation of any Liabilities except for Liabilities described in clauses (a) through (c) of this Section. Notwithstanding the foregoing, the Vendor and the Corporation are not responsible for Liabilities of the Corporation under this Section 3.23 unless that Liability arises from the breach of a representation or warranty made by the Vendor or the Corporation under any other section of Article III of this Agreement.

3.24 ABSENCE OF CHANGES. Except as disclosed in Schedule 3.24, since July 31, 1998, the Corporation has carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

(a) any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, operations, earnings, business or prospects of the Corporation;

(b) any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Corporation;

(c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Corporation, other than those incurred in the ordinary and normal course of business, consistent with past practice;

(d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Corporation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary course of business consistent with past practice;

(e) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of the capital of the Corporation or any direct or indirect redemption, purchase or other acquisition of any capital shares;

(f) any issuance or sale by the Corporation, or any Contract entered into by the Corporation or Vendor, for the issuance or sale by the Corporation, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of the Corporation;

(g)      any labour trouble adversely affecting the Corporation;

(h) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Corporation, other than sales of inventory to customers in the ordinary and normal course of the Business;

(i) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof of the Corporation in amounts exceeding $10,000 in each instance or $50,000 in the aggregate;

(j) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Corporation in amounts exceeding $10,000 in each instance or $50,000 in the aggregate;

(k) any general increase in the compensation of employees of the Corporation (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any compensation or bonus payable to any officer, employee, consultant or agent (having an annual salary or remuneration in excess of $25,000 or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $25,000) or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Corporation;

(l) any capital expenditures or commitments of the Corporation in excess of $10,000 in the aggregate;

(m) any forward purchase commitments in excess of the requirements of the Corporation for normal operating inventories or at prices higher than the market prices;

(n) any forward sales commitments other than in the ordinary and normal course of the Business or any failure to satisfy any accepted order for goods or services;

(o) any change in the accounting or tax methods or practices followed by the Corporation;

(p) any change adopted by the Corporation in its depreciation or amortization policies or rates; or

(q) any change in the credit terms offered to customers of, or by supplies to, the Corporation, other than in the ordinary course of business.

3.25 TAXES. The Corporation has duly filed on a timely basis all tax returns, elections and reports required to be filed by it, and those tax returns, elections and reports are true complete and correct. The Corporation has paid all taxes assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it in a timely manner, and no reassessments, governmental charges, penalties, interest or fines are currently owed which have not yet come due. The Corporation has made adequate provision for taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed. Except as set forth in Schedule 3.25, there are no audits, actions, assessments, suits, proceedings, investigations or claims pending or, to the knowledge of the Corporation and the Vendor, threatened against, the Corporation in respect of taxes, governmental charges or assessments, nor are there any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any governmental authority. The Corporation is not party to any agreement or undertaking with respect to taxes including without limitation undertakings with respect to deferrals of land transfer tax or with respect to debt forgiveness under the Tax Act.

The Canadian federal income tax liability of the Corporation has been assessed by Revenue Canada for all fiscal years up to and including the fiscal year end July 31, 1996, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against, the Corporation. The Vendor has provided to the Purchaser a true copy of all tax returns filed by the Corporation in respect of the five last completed fiscal years of the Corporation. The Corporation has not been and is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside Canada or outside the provinces of Quebec and Ontario.

The Corporation has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom, including without limitation, all employee and employer portions for Workers' Compensation, Canada Pension Plan and Unemployment Insurance and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. The Corporation has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of sales taxes including GST.

Neither the Corporation nor any subsidiary has acquired property from a non-arm's length person as that term is defined in the Tax Act in circumstances which would cause the Corporation or the subsidiary to become liable for any taxes of the transferor.

3.26 LITIGATION. Except as described in Schedule 3.26, there are no actions, suits, claims, governmental investigations, or proceedings (whether or not purportedly against or on behalf of the Corporation) pending or, to the knowledge of the Vendor or the Corporation, after due inquiry, threatened against or affecting, the Corporation or the Vendor, or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board. Neither the Vendor nor the Corporation is aware of any ground on which any action, suit or proceeding might be commenced with any reasonable likelihood of success. Schedule 3.26 also sets forth all judgments, consents, settlements, decrees, injunctions, or any other judicial or administrative requirements outstanding against the Corporation or Vendor, or by which they or their assets or business are bound. Except as described in Schedule 3.26, none of the actions, suits, claims, investigations or proceedings will have material adverse effect upon the properties, assets, business or prospects of the Corporation.

3.27 RESIDENCY. The Vendor is a resident of Canada for the purposes of the Tax Act.

3.28 GST AND QUEBEC SALES TAX REGISTRATION. The Corporation is a registrant for purposes of the ETA whose registration number is 121015796RT and for the purposes of An Act Respecting the Quebec Sales Tax (Quebec) whose registration number is 1003359154TQ0001.

3.29 ACCOUNTS AND ATTORNEYS. Schedule 3.29 sets forth a true and complete list showing:

(a) the name of each bank, trust company or similar institution in which the Corporation has accounts or safe deposit boxes, the number or designation of each account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto;

(b) the name of each person, firm, corporation or business organization holding a general or special power of attorney from the Corporation and a summary of the terms thereof; and

(c) the name of each person, firm, corporation or business organization which has acted as an attorney or legal counsel on behalf of the Corporation within the last 10 years.

3.30 DIRECTORS AND OFFICERS. Schedule 3.30 sets forth the names and titles of all of the officers and directors of the Corporation.

3.31 DIVIDENDS. Except as disclosed in Schedule 3.31, since July 31, 1997, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so, either directly or at the option of another.

3.32 NON-ARM'S LENGTH TRANSACTIONS. Except as disclosed in Schedule 3.32, the Corporation has not since July 31, 1997, made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation (within the meaning of the Tax Act), and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Business. The Corporation is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation (within the meaning of the Tax Act). No officer, director or shareholder of the Corporation and no entity that is an Affiliate or Associate of one or more of those individuals:

(a) owns, directly or indirectly, any interest in (except for shares representing less than one-quarter of one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, (i) a competitor of the Business or the Corporation, or (ii) a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Corporation;

(b) owns, directly or indirectly, in whole or in part, or has any interest in, any property that the Corporation uses in the operation of the Business; or

(c) has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation in connection with the Business, except for any liabilities reflected in the Audited Financial Statements and claims in the ordinary and normal course of Business, such as for accrued vacation pay and accrued benefits under the Employee Plans.

3.33 ENVIRONMENTAL. To the knowledge of the Vendor and the Corporation, except as described in Schedule 3.33:

(a) The Corporation has not received notice that it is potentially responsible for any federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws. The Corporation has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites for Hazardous Substances.

(b) The Corporation has never received any notice of, nor been prosecuted for an offense alleging non-compliance with any Environmental Laws, and neither the Vendor nor the Corporation has settled any allegation of noncompliance with Environmental Laws short of prosecution. There are no orders or directions of any competent authority of which the Corporation or Vendor has notice relating to environmental matters or Environmental Laws requiring any remedial activity, work, repairs, construction or capital expenditures for the Business or any property of the Corporation.

(c) The Corporation has not received any notice that it is required to obtained any Environmental Permits which it has not obtained. The Corporation has not received any notice of any material violation of any of its Environmental Permit, and no proceeding is pending or threatened, to revoke or limit any Environmental Permit.

(d) Schedule 3.33 identifies all of the locations where Hazardous Material used in whole or in part by the Corporation have been or are being stored or disposed of (in those instances when the Hazardous Material was stored or disposed of by the Corporation) at any time in the past 5 years, and all persons who have transported (off-site), stored or disposed of any Hazardous Material for the Corporation in the past 5 years.

(e) The Vendor and the Corporation have delivered to the Purchaser true and complete copies of all environmental audits, evaluations, studies, assessments or tests in the possession or custody, or subject to the control of the Vendor or Corporation, relating to the Vendor, the Corporation or any Immovable Property or Leased Property.

(f) The Corporation has not permitted or caused the material Release of any Hazardous Substances used in whole or in part by the Corporation or resulting from the Business except in compliance with all Environmental Laws, and the Corporation has made any required report regarding any Release of a Hazardous Substance unless the Release or failure to report would not create material liability on the part of the Corporation.

(g) There are not now and to the knowledge of the Vendor and the Corporation there never have been any underground or above ground storage or disposal tanks on the Immovable Property.

3.34 EMPLOYEE PLANS. Schedule 3.34 identifies all Employee Plans and a true and complete copy of each Employee Plan has been furnished to the Purchaser. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to each Employee Plan. The Vendor has delivered to the Purchaser the actuarial valuations, if any, prepared for each Employee Plan during the past 5 years. Except as described in Schedule 3.34:

(a) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of that Employee Plan, or with the recommendation of the actuary for that Employee Plan, and, where applicable, the laws of the jurisdictions that govern that Employee Plan, have been made in a timely manner;

(b) all material reports, returns and similar documents (including applications for approval of contributions) for any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed or distributed on a timely basis;

(c) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor and the Corporation, are there any facts that could give rise to any liability in the event of an investigation, claim, suit or proceeding;

(d) no notice has been received by the Vendor or the Corporation of any complaints or other proceedings of any kind involving the Corporation or, to the Vendor's or the Corporation's knowledge, any of the employees of the Corporation before any pension board or committee relating to any Employee Plan or to the Corporation; and

(e) the assets of each Employee Plan are at least equal to the liabilities of that Employee Plan based on the actuarial assumptions utilized in the most recent valuation performed by a qualified actuary for that Employee Plan, and neither the Purchaser nor any of its Associates or Affiliates (other than the Corporation) will incur any liability for any Employee Plan as a result of the transactions contemplated by this Agreement.

3.35 COLLECTIVE LABOUR AGREEMENTS. Except as described in Schedule 3.35, the Corporation has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association concerning any future agreements and, except as set out in Schedule 3.35, neither the Vendor nor the Corporation is aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Corporation, nor is there any certification of any union with regard to a bargaining unit.

3.36 EMPLOYEES. Schedule 3.36 contains a complete and accurate list of the names of all individuals who are employees of the Corporation specifying:

(a) with respect to the unionized employees, the position or job classification of the employee, the employee's rate of hourly pay, whether or not the employee is absent for any reason such as lay off, leave of absence or workers' compensation; and

(b) with respect to salaried employees, the length of service, age, title, rate of salary and commission structure for each employee.

Except as disclosed in Schedule 3.36, no notice has been received by the Corporation of any complaint filed by any of the employees against the Corporation claiming that the Corporation has violated the Labour Standards Act (Quebec) or the Charter of Human Rights and Freedoms (Quebec) (or any other applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or the Corporation operates), or of any complaints or proceedings of any kind involving the Corporation or, to the Vendor's and the Corporation's knowledge, after due inquiry, any of the employees of the Corporation before any labour relations board, except as disclosed in Schedule 3.36. Except as disclosed in Schedule 3.36, there are no outstanding orders or charges against the Corporation under an Act respecting Occupational Health and Safety (Quebec) (or any applicable health and safety legislation In the other jurisdictions in which the Business is conducted). Except as disclosed in Schedule 3.36, all levies, assessments and penalties made against the Corporation pursuant to an Act respecting Industrial Accidents and Occupational Diseases (Quebec) (and any applicable workers' compensation legislation in the other jurisdictions in which the Business is conducted) have been paid by the Corporation and the Corporation has not been reassessed under any workers' compensation laws during the past 5 years.

3.37 EMPLOYEE ACCRUALS. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Corporation.

3.38 CUSTOMERS AND SUPPLIERS; PAYABLES. Schedule 3.38(a) sets out the major customers of the Corporation (being the 25 largest customers of the Corporation by sales for the period August 1, 1998, to June 15,
1999), and there has been no termination or cancellation of, and no modification or adverse change in, the Corporation's business relationship with any major customer or group of major customers. All of the accounts payable which are shown on the Audited Financial Statements, and any accounts payable which arose since July 31, 1998 ("Payables"), are, and as of the Closing Date will be, (i) due and payable in the ordinary course of business to persons who are not Affiliates of Vendor or the Corporation, (ii) current as of July 31, 1998, and as of the Closing Date will be current, and in amounts consistent with past practices of the Corporation in paying its trade creditors, and (iii) in compliance with applicable trade creditor payment terms for payment by the Corporation without penalty or interest. Schedule 3.38(b), to be supplied by June 16, 1999, includes an aged list of unpaid Payables as of June 15, 1999, and not more than $100,000 of the Payables reflected on that list has been outstanding for in excess of ninety (90) days from their respective due dates.

3.39 PRODUCT WARRANTIES. Schedule 3.39 is a complete list of all express, written warranties given to purchasers of products supplied by the Corporation.
Schedule 3.39 sets for the warranty expense for the past three years.

3.40 NO PREDECESSORS. Except as described in Schedule 3.40, no corporation has been merged with the Corporation, by amalgamation, dissolution, arrangement or otherwise, in a manner that the Corporation is or may become liable for any liabilities (contingent or otherwise) of any kind whatsoever of corporation.


ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

4.1 ORGANIZATION. The Purchaser is a corporation validly subsisting under the laws of the Province of Quebec and it has the corporate power to enter into and perform its obligations pursuant to this Agreement.

4.2 NO VIOLATION. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)      any Contract to which the Purchaser is a party or by which it is bound;

(b) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)      any applicable Law.

4.3 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that specific performance may only be granted in the discretion of a court of competent jurisdiction.

4.4 CONSENTS AND APPROVALS. Except for the post-closing filing required with Investment Canada, there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.


ARTICLE V-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE CORPORATION. To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the Vendor and the Corporation contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby and shall continue for the benefit of the Purchaser for the applicable limitation or prescription period notwithstanding the Closing, or any investigation made by or on behalf of the Purchaser, or any knowledge of the Purchaser, except that:

(a) the representations and warranties set out in sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 (and the corresponding representations and warranties set out in the Closing Certificates shall survive and continue in full force and effect without limitation of time (subject to any statutory limitations or prescription periods);

(b) the representations and warranties set out in section 3.25 (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation with respect to any taxation year to which any representations and warranties extend could be issued under the tax law to the Corporation, provided the Corporation did not file any waiver or other document extending that period; and

(c)      the representations and warranties set out in sections 3.7 to 3.24,
         3.26 to 3.40 (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until the third anniversary of the Closing Date.

5.2 SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The representations and warranties of the Purchaser contained in this Agreement or in any document, certificate or undertaking given pursuant hereto shall survive the closing of the transactions contemplated hereby and shall continue for the benefit of the Vendor until the third anniversary of the Closing Date notwithstanding the Closing, or any investigation made by or on behalf of the Vendor, or any knowledge of the Vendor.


ARTICLE VI-COVENANTS

6.1 ACCESS TO THE CORPORATION. The Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy (to the extent practical) to the Purchaser of, all title documents, Contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other documents, information or data relating to the Corporation and the Business in its possession, or subject to its direction.

Subject to the prior consent of the Vendor, which shall not unreasonably be withheld, and to Vendor's reasonable supervision as to timing and avoiding interference with the ongoing conduct of the Business, and with Vendor's observation (at Vendor's option), the Vendor and the Corporation shall afford the Purchaser and its authorized representatives, consultants and professionals reasonable opportunity to:

(a) have full access to the Business and the property, assets, undertakings, records and documents of the Corporation so as to (i) review any aspect of the financial and business records of the Corporation, (ii) make any physical review of the assets of the Business as may be necessary to enable the confirmation of the values carried on the respective balance sheets of the Corporation for those assets, to the reasonable satisfaction of the Purchaser, and (iii) make any other survey, review, search or investigation of the business, resources and obligations of the Corporation as the Purchaser may determine to be necessary in its reasonable discretion;

(b) conduct the inquiries, inspections, examinations, interviews and testing concerning environmental matters at any locations of the Business as the Purchaser may determine, in sole reasonable discretion of Purchaser's environmental consultant, as may be required to satisfy the Purchaser concerning environmental matters;

(c) fully inspect, examine and test the buildings and equipment of the Corporation in order to determine the condition thereof and compliance with applicable laws, rules, regulations and codes;

(d) make any survey, inspection or measurements necessary for the preparation or updating of a certificate of location and land survey;

At the reasonable request of the Purchaser, the Vendor shall execute or cause to be executed those consents, authorizations and directions as may be necessary to permit any inspection of the Business and any property of the Corporation or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Corporation and any of the assets of the Corporation maintained by governmental or other public authorities.

At the Purchaser's request, but subject to maintaining the confidentiality of the transactions contemplated by this Agreement until the closing hereunder has occurred, the Vendor shall co-operate with the Purchaser in arranging any meetings that the Purchaser should reasonably request with (which meetings shall be done in a manner reasonably calculated to avoid harm to the Business):

(a)      employees of the Corporation;

(b) customers, suppliers, distributors or others who have or have had a business relationship with the Corporation; and

(c) auditors, solicitors or any other persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation and the Business.

The exercise of any rights of inspection by or on behalf of the Purchaser under this section 6.1 shall not alter or otherwise affect the representations and warranties of the Vendor and the Corporation hereunder, which shall continue in full force and effect as provided in section 5.1. Failure by the Vendor to timely permit reasonable access and cooperation provided for in this section shall be cause for the Purchaser to terminate this Agreement without liability on the part of either party, provided that the Purchaser shall be required to repair any damage to the Immovable Property and equipment of the Corporation caused by any inspection or testing pursuant to the Agreement.

6.2 DELIVERY OF BOOKS AND RECORDS. At the Time of Closing there shall be delivered to the Purchaser, by the Vendor, all of the books and records of and relating to the Corporation and the Business in its possession, or subject to its control, including those in possession of agents, accountants or attorneys. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for any longer period that may be required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any books or records.

6.3 USE OF NAME. The Vendor agrees that from and after the Closing Date neither the Vendor nor any of its Associates or Affiliates will use the names Victoria Precision, Leader or Minelli or any part thereof or any similar words.

6.4 CONDUCT PRIOR TO CLOSING. Without in any way limiting any other obligations of the Vendor and the Corporation hereunder, during the period from the date hereof to the Time of Closing:

(a) CONDUCT BUSINESS IN THE ORDINARY COURSE. The Vendor shall cause the Corporation to conduct, and the Corporation shall conduct, the Business and the operations and affairs of the Corporation only in the ordinary and normal course of business consistent with past practice, provided that the Vendor shall not enter into any Contracts with respect to the Corporation for a capital expenditure in excess of $50,000, or any other Contract obligating the Corporation for more than $250,000, without the consent of the Purchaser, which consent shall not be unreasonably withheld;

(b) CONTINUE INSURANCE. The Vendor shall cause the Corporation to continue, and the Corporation shall continue, to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, any additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

(c) CONTRACTUAL CONSENTS. The Vendor shall use its commercially reasonable best efforts to give or obtain or cause the Corporation to give or obtain, and the Corporation shall use its best efforts to obtain, the notices, consents and approvals described in Schedule 3.19, provided that the failure to obtain the consent of (i) La Compagnie d'Assurance-vie Manufacturers under the Deed of Loan referred to in
         Schedule 3.19 and (ii) the Royal Bank of Canada under the Letter Agreement referred to in Schedule 3.19 shall not be a condition to Closing;

(d) PRESERVE BUSINESS. The Vendor shall use its commercially reasonable best efforts to preserve, and cause the Corporation to preserve intact, and the Corporation shall use its best efforts to preserve intact, the Business and the property, assets, operations and affairs of the Corporation and to carry on the Business and the affairs of the Corporation as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation;

(e) DISCHARGE LIABILITIES. The Vendor shall cause the Corporation to pay and discharge, and the Corporation shall pay and discharge, the liabilities of the Corporation in the ordinary course of business in accordance and consistent with the previous practice of the Corporation, except those contested in good faith by the Corporation;

(f) CORPORATE ACTION. The Vendor shall use its best efforts to take and cause the Corporation to take, and the Corporation shall use its best efforts to take, all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor and the Corporation to be held for that purpose; and

(g) BEST EFFORTS. The Vendor shall use its commercially reasonable best efforts to satisfy the conditions contained in subsections 7.1(a) and 7.1(b).

6.5 DELIVERY OF DOCUMENTS. The Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and valid title, free and clear of all Encumbrances, except for the Pledge and any Encumbrances that may be granted by the Purchaser.

6.6 DELIVERY OF 141982'S AND CORPORATION'S CORPORATE AND CLOSING DOCUMENTATION. The Vendor shall deliver to the Purchaser a certificate of compliance with respect to 141982 and a certificate of attestation with respect to the Corporation, and copies, certified by a senior officer of the Vendor and the Corporation, respectively, dated as of the Closing Date, of the constating documents and by-laws of each of 141982 and the Corporation and of the resolutions of each of 141982 and the Corporation authorizing the execution, delivery and performance by 141982 and the Corporation of this Agreement and any documents to be provided by either of them pursuant to the provisions of this Agreement. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser copies of any other documents relevant to the closing of the transaction contemplated hereby as the Purchaser, acting reasonably, may request.

6.7 DELIVERY OF PURCHASER'S CLOSING DOCUMENTATION. The Purchaser shall deliver to the Vendor a certificate of good standing and copies, certified by a senior officer of the Purchaser, dated as of the Closing Date, of its certificate of incorporation and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions of this Agreement. The Purchaser shall also execute and deliver or cause to be executed and delivered copies of any other documents relevant to the closing of the transaction contemplated hereby as the Vendor, acting reasonably, may request.


ARTICLE VII-CONDITIONS OF CLOSING

7.1 CONDITIONS OF CLOSING IN FAVOR OF THE PURCHASER. The sale and purchase of the Purchased Shares is subject to the follows terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing, or as otherwise specified herein:

(a) REPRESENTATIONS AND WARRANTIES. Subject to the completion of the Schedules under this Agreement by the Vendor and acceptance of those Schedules by the Purchaser, the representations and warranties of the Vendor and the Corporation contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if those representations and warranties were made at and as of the time of Closing, and certificates of the President of 141982 and of the President of the Corporation dated the Closing Date to that effect shall be delivered to the Purchaser, those certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

(b) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor and the Corporation at or before the Time of Closing shall have been complied with or performed and certificates of the President of 141982 and the President of the Corporation dated the Closing Date to that effect shall have been delivered to the Purchaser, those certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c) CONTRACTUAL CONSENTS. Subject to the proviso contained in Section 6.4(c) regarding the two loans, the Vendor shall have given or obtained the notices, consents and approvals described in Schedule 3.19, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d) NO ACTION OR PROCEEDING. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

(e) LEGAL MATTERS. All actions, proceedings, instruments and documents required to implement this Agreement or instrumental thereto, and all legal matters relating to the purchase of the Purchased Shares, including title of the Vendor to the Purchased Shares, shall have been approved as to form and legality by Ross & Hardies and Canadian counsel for the Purchaser, acting reasonably;

(f) NON-COMPETITION AGREEMENT. The Vendor shall have executed and delivered to the Purchaser a non-competition agreement, reasonably satisfactory in form and substance to the parties thereto;

(g) LEGAL OPINION. The Vendor shall delivered to the Purchaser a favorable opinion of McMaster Gervais, counsel to the Vendor, reasonably satisfactory in form and substance to the parties;

(h) DIRECTORS AND OFFICERS. Any directors and officers of the Corporation which the Purchaser may specify shall have resigned in favor of nominees of the Purchaser effective as of the Time of Closing;

(i) RELEASE BY VENDOR, DIRECTORS AND OFFICERS. The Vendor and any directors and officers of the Corporation which the Purchaser may specify shall have executed and delivered, at the Time of Closing, releases in favor of the Corporation and the Purchaser, reasonably satisfactory in form and substance to the parties, and Michael Stanimir shall have executed and delivered an employment agreement mutually satisfactory to the parties thereto;

(j) FINANCING. The Purchaser shall have obtained the approval and advance of financing for the transaction in amounts, on terms, and subject to the conditions set forth in the letter from ABN AMRO Bank Canada (the "Bank") dated February 3, 1999;

(k) NET INCOME AND SHAREHOLDERS EQUITY. The monthly Financial Statements for the most recent month ended at least fifteen (15) days prior to the Closing, to be delivered prior to the Closing, shall reflect financial results as good as or better than those projected for the comparable period in the Budget for the Fiscal Year ended July 31, 1999, previously provided to the Purchaser and attached hereto as Schedule 7.1(k);

(l) TITLE OPINION AND SURVEY. The Purchaser shall have received a title opinion as to the title of the Corporation to the Immovable Property and an updated certificate of location and survey, with respect to which the Purchaser shall be satisfied, acting reasonably;

(m) INSPECTION REPORT. The Purchaser shall have received an inspection report as to the condition of the buildings (including structural integrity and condition, compliance with zoning laws, municipal codes, usage restrictions) and equipment (regarding the condition thereof) of the Corporation, with respect to which the Purchaser shall be satisfied, acting reasonably;

(n) ENVIRONMENTAL REPORT. The Purchaser shall have received an environmental inspection report regarding the condition of the Immovable Property and compliance with Environmental Laws, with respect to which the Purchaser shall be satisfied, acting reasonably; and

(o) DISCLOSURE SCHEDULES. The Vendor shall supply to Purchaser updated Schedules 3.15 and 3.38 as at June 15, 1999, and the Purchaser shall have accepted the Schedules.

On or before June ___, 1999, Purchaser shall notify Vendor as to whether or not the Financial Statements, reports and Schedules called for in Subsections (k),
(l) and (o) are satisfactory to the Purchaser. If any of the conditions contained in this section 7.1 shall not be performed or fulfilled at or prior to the Time of Closing as provided for in this Agreement, the Purchaser may (i) waive compliance in writing with a condition or part of a condition, in which event the Vendor shall incur no liability with respect to its non-compliance with the condition or part of the condition waived, or (ii) terminate this Agreement by notice to the Vendor. Upon the effectiveness of the notice, the obligations of the Vendor and the Purchaser under this Agreement shall terminate without liability to either party, other than with respect to the obligations contained in sections 10.1, 10.3, 10.4 and 10.5 of this Agreement, provided that if there is a breach of representation or warranty in Article III by the Vendor which breach results from an act or omission of the Vendor over which the Vendor has control, the Purchaser may also bring an action against the Vendor for damages suffered by the Purchaser for the non-performance or non-fulfillment of the relevant condition.

7.2 CONDITIONS OF CLOSING IN FAVOR OF THE VENDOR. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if the representations and warranties were made at and as of the Time of Closing, and a certificate of the President of the Purchaser dated the Closing Date to the effect shall have been delivered to the Vendor, that certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(b) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed and a certificate of the President of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor, that certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(c) NO ACTION OR PROCEEDING. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

(d) LEGAL MATTERS. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by McMaster Gervais, counsel for the Vendor, acting reasonably;

(e) LEGAL OPINION. The Purchaser shall have delivered to the Vendor a favorable opinion of the Quebec counsel to the Purchaser, reasonably satisfactory in form and substance to the parties; and

(f) EMPLOYMENT AGREEMENT. The Purchaser and Stanimir shall have executed and delivered an employment agreement, reasonably satisfactory in form and substance to the parties, pursuant to which Stanimir will be employed by the Corporation and be paid $100,000 per year for his services.

(g) DIRECTION FOR PAYMENT. The Purchaser shall have delivered and the Bank shall have acknowledged the Direction for Payment attached hereto as
         Schedule 7.2(g) providing for the repayment of the Shareholder Advance.

(h) INDEMNIFICATION. Henry Fong shall have delivered an Indemnification Agreement, mutually satisfactory to the parties hereto, acting reasonably, of Stanimir and Gerald Stanimir with respect to any personal liability which they may incur under the loan agreement with Manulife referred to in Schedule 3.19, under section (f), item 1.

If any of the conditions contained in this section 7.2 shall not be performed or fulfilled at or prior to the Time of Closing as provided for in this Agreement, the Vendor may (i) waive compliance in writing with a condition or part of a condition, in which event the Purchaser shall incur no liability with respect to its non-compliance with the condition or part of the condition waived, or (ii) terminate this Agreement by notice to the Purchaser. Upon the effectiveness of the notice, the obligations of the Vendor and the Purchaser under this Agreement shall terminate without liability to either party, other than with respect to the obligations contained in sections 10.1, 10.3, 10.4 and 10.5 of this Agreement, provided that if there is a breach of covenant, representation or warranty in Article IV by the Purchaser which breach results from an act or omission of the Purchaser over which the Purchaser has control, the Vendor may also bring an action against the Purchaser for damages suffered by the Vendor for the non-performance or non-fulfillment of the relevant condition.


ARTICLE VIII-CLOSING ARRANGEMENTS AND POST-CLOSING

8.1 PLACE OF CLOSING. The closing shall be at a location to be selected by the parties.

8.2 TRANSFER AND PAYMENT. At the Time of Closing, upon fulfillment of all the conditions set out in Article VII that have not been waived in writing by the Purchaser or the Vendor, the Vendor shall deliver to the Purchaser certificates representing all the Purchased Shares, duly endorsed in blank for transfer, with all applicable security transfer taxes paid, and will cause transfers of the Purchased Shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s), and will cause a meeting of the board of directors of the Corporation to be held, at which the directors and officers of the Corporation specified by the Purchaser will resign in favor of nominees of the Purchaser whereupon, subject to all other terms and conditions hereof being complied with, payment of the Purchase Price shall be made and satisfied in the manner provided in Article II. The closing shall be effective as of the Time of Effective Closing.

8.3 FURTHER ASSURANCES. Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request of the other party, execute and deliver all documents, including, without limitation, all additional conveyances, transfers, consents and other assurances and do all other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

8.4 CLOSING FINANCIAL STATEMENTS. As soon as practicable and in any event not later than 90 calendar days following the Closing Date, the Vendor and Purchaser shall cooperate to prepare the Closing Balance Sheet, the Closing Income Statement, and the Closing Cash Flow Statement. The Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Financial Statements and shall present fairly the consolidated financial position of the Corporation as at the Closing Date and the consolidated sales, earnings and results of operations, and cash flows for the period between July 31, 1998, and the Closing Date.

8.5 REPAYMENT OF SHAREHOLDER ADVANCE. The Shareholder Advance shall be repaid immediately following the Closing, upon disbursement of funds by the Bank pursuant to the Direction of Payment attached as Schedule 7.2(g). Until the Shareholder Advance is repaid, McMaster Gervais as escrow agent pursuant to the terms of the Escrow Letter attached as Schedule 8.5 shall hold in escrow all of the documents and funds to be delivered at the Closing. In the event that the Shareholder Advance is not repaid within ten (10) days following the Closing, the purchase and sale provided for in this Agreement shall be null and void, and the documents and funds deposited in the escrow shall be returned pursuant to the terms of the Escrow Letter.


ARTICLE IX-INDEMNIFICATION

9.1 INDEMNIFICATION BY THE VENDOR. The Vendor agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a) any breach by the Vendor or the Corporation of, or any inaccuracy of, any representation or warranty of the Vendor or the Corporation made to the Purchaser contained in this Agreement or in those agreements or certificates delivered pursuant to this Agreement; and

(b) any breach or non-performance by the Vendor or the Corporation of any covenant to be performed by it made to the Purchaser that is contained in this Agreement or in those agreements or certificates delivered pursuant to this Agreement.

The Vendor shall not be required to indemnify or save harmless the Purchaser for any of the foregoing unless the Purchaser shall have provided notice to the Vendor in accordance with section 9.3 (i) on or prior to the expiration of the applicable time period related to that representation and warranty set out in section 5.1, or (ii) in the case of a breach of a covenant (other than those in Section 6.3 or Article X) not otherwise addressed by section 5.1, prior to the third anniversary of the Closing Date. The Vendor shall not be liable to indemnify Purchaser for any Losses until the aggregate amount of all Losses for which indemnity may be sought exceeds $100,000, but thereafter shall be liable for all Losses in excess of that $100,000 for which indemnity is provided for in this Agreement. The Vendor shall not be liable to indemnify the Purchaser after the Vendor has indemnified the Purchaser in the amount of the purchase price for the Purchased Shares plus the Shareholder Advance.

9.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

(a) any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser made to the Vendor contained in this Agreement or in those agreements, certificates or other documents delivered pursuant to this Agreement; and

(b) any breach or non-performance by the Purchaser of any covenant to be performed by it made to the Vendor that is contained in this Agreement or in those agreements, certificates or other documents delivered pursuant to this Agreement.

The Purchaser shall not be required to indemnify or save harmless the Vendor for any of the foregoing unless the Vendor shall have provided notice to the Purchaser in accordance with section 9.3

(i) on or prior to the expiration of the applicable time period related to that representation and warranty set out in section 5.2, or (ii) in the case of a breach of a covenant (other than those in Article X) not otherwise addressed by section 5.2, prior to the third anniversary of the Closing Date. The Purchaser shall not be liable to indemnify the Vendor for any Losses until the aggregate amount of all Losses for which indemnity may be sought exceeds $100,000, but thereafter shall be liable for all Losses in excess of that $100,000 for which indemnity is provided for in this Agreement. The Purchaser shall not be liable to indemnify the Vendor after the Purchaser has indemnified the Vendor in the amount of the purchase price for the Purchased Shares plus the Shareholder Advance.

9.3 NOTICE OF CLAIM. In the event that the Indemnified Party shall become aware of any Claim for which the Indemnifying Party agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. That notice shall specify whether the Claim is a Third Party Claim or a Direct Claim, and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give notice on a timely basis.

9.4 DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make any investigation of the Claim which it considers to be necessary or desirable. For the purpose of this investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with any other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of that 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in a manner the parties may agree or shall be determined by a court of competent jurisdiction.

9.5 THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in that case, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of that participation or assumption. If the Indemnifying Party elects to assume control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of the Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of that counsel shall be paid by the Indemnified Party, unless the Indemnifying Party consents to the retention of that counsel. If the Indemnifying Party, having elected to assume that control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with resect to such Third Party Claim. If the Indemnifying Party fails or refuses to defend a Third Party Claim at its own expense, then the Indemnified Party shall be entitled to recover, all reasonable costs and expenses of defending that Third Party Claim, including reasonable attorneys fees and expenses. If any Third Party Claim is of a nature where the Indemnified Party is required by applicable law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make that payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for that payment. If the amount of any liability of the Indemnified Party under the Third Party Claim for which payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of that difference to the Indemnifying Party.

9.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if the Indemnified Party's consent is not obtained for any reason.

9.7 CO-OPERATION. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

9.8 EXCLUSIVITY. The provisions of this Article IX shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all Claims shall be subject to the limitations and other provisions contained in this Article IX.


ARTICLE X-MISCELLANEOUS

10.1 CONFIDENTIALITY OF INFORMATION. Both the Vendor and the Purchaser shall maintain the confidentiality of any information received from the other in connection with the transactions contemplated by this Agreement, whether received before or after the date of this Agreement. If the transactions contemplated herein are not consummated, each shall return to the other any confidential schedules, documents or other written information obtained from the other in connection with this Agreement whether received before or after the date of this Agreement and the Purchaser agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties any confidential information or confidential data relating to the Corporation or the Business discovered by the Purchaser or its representatives as a result of the Vendor and the Corporation making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein. This section shall not prohibit any of the parties from making use of any information in order to enforce this Agreement in proper proceedings, nor from providing the necessary information to their respective attorneys, accountants, consultants, lenders and equity financing participants (who agree to keep that information confidential as well).

10.2 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication, sent by reputable overnight delivery service or sent by registered mail, charges prepaid, addressed as follows:

If to the Vendor:

         Mr. Philip Stanimir and 141982 Canada Inc.
         545 Monk Road
         Ile Bizard, Quebec    H9E 1B1

   With a copy to:

         Mr. Michael Bantey
         McMaster Gervais
         1000 de La Gauchetiere Street West, Suite 900
         Montreal, Quebec  H3B 5H4

         Telecopier No.:  (514) 954-1905


If to the Purchaser:

         Mr. Henry Fong
         Equitex, Inc.
         2401 PGA Boulevard, Suite 190
         Palm Beach Garden, Florida  33410

         Telecopier No.:  (561)  624-0886

   With a copy to:

         David E. Schaper
         11 Oxford Drive
         Lincolnshire, Illinois 60069

         Telecopier No.:  (847) 948-7806

Any notice or other communication shall be considered to have been given and received on the day on which it was delivered personally or transmitted by telecopier (or, if that day is not a Business Day, on the next following Business Day) or, if by overnight delivery, on the Business day after it is sent, or if mailed, on the fourth Business Day following the date of mailing; provided, however, that if at the time of mailing or within four Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication. Any party may at any time change its address for notice from time to time by giving notice to the other parties in accordance with this section 10.2.

10.3 COMMISSIONS. The Vendor agrees to indemnify and save harmless the Purchaser from and against any Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor. The Purchaser agrees to indemnify and save harmless the Vendor from and against any Losses suffered or incurred by the Vendor in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Purchaser.

10.4 CONSULTATION. No public announcement or press release not required by law or by applicable stock exchange rule concerning the purchase and sale of the Purchased Shares shall be made by the Vendor, the Corporation or the Purchaser without the consent and joint approval of the Vendor and the Purchaser. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any press release or make any public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Both before and after the closing, the Purchaser shall not disclose the Purchase Price or the compensation of any executive or manager of the Corporation without consent of the Vendor.

10.5 DISCLOSURE. Prior to any public announcement of the transaction contemplated hereby pursuant to section 10.4, neither party shall disclose this Agreement or any aspect of the transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with this transaction and counsel to the financial institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

10.6     Intentionally omitted.

10.7 ASSIGNMENT BY PURCHASER. The Purchaser may assign its rights under this Agreement in whole or in part to any other person affiliated with Purchaser (upon providing notice of that assignment to Vendor; provided, however, that no assignment shall relieve the Purchaser from any of its obligations hereunder.

10.8 BEST EFFORTS. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall not require that party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to that person, payments for incidental expenses incurred by that person and payments required by any applicable law or regulation.

10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

10.10 LIMITATION AND DISCLAIMER. Except as otherwise expressly set forth in
Article III of this Agreement, no representation or warranty is given by the Vendor or the Corporation as the matters with respect to which Purchaser is to satisfy itself under Sections 7.1(l), 7.1(m), or 7.1(n), nor shall the Vendor or the Corporation be responsible for the accuracy of, or errors or omissions in, the reports delivered to the Purchaser under Sections 7.1(l), 7.1(m), or 7.1(n) unless the Vendor or the Corporation have knowingly supplied false information to those persons preparing the reports.

10.11 LANGUAGE. The parties hereto state their express wish that this Agreement be drawn in the English Language. Les parties ont exprime leur volonte expresse que cette convention soit redigee en anglais.

10.12 EXECUTION BY FAX. The parties to this Agreement shall be entitled to rely on delivery by fax of an executed copy of this Agreement, which shall create a legal, valid and binding agreement between the parties to this Agreement in accordance with the terms of this Agreement.


IN WITNESS WHEREOF this Agreement has been executed by the parties as of June 16, 1999.

141982 CANADA INC.                     PHILIP STANIMIR


By:/S/ PHILIP STANIMIR                 /S/ PHILIP STANIMIR
   ----------------------------        ----------------------------
   Its:
       ------------------------


VICTORIA PRECISION INC.                9066-8609 QUEBEC INC.


By:/S/ PHILIP STANIMIR                 /S/ BARRY HOLLANDER
   ----------------------------        ----------------------------
   Its:                                Its:TREASURER & CEO
       ------------------------            ------------------------



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